Exhibit 10.9
May 23, 2008
Mr. A. Laurence Jones
840 Sixth Street
Boulder, CO 80302
Dear Larry:
StarTek, Inc. (“Company”) proposes to amend, as set forth below, the employment agreement entered into effective January 5, 2007 between you (“Executive”) and the Company, as previously amended, that states the terms and conditions of your employment with Company (“Agreement”). If you agree to the amendments proposed below, please initial the bottom of each page, sign at the end of this letter in the spaces indicated, and return a fully signed copy. Such amendments would be effective on the date that you do so.
1. Revise Section 4(b) to read as follows:
(b) Annual Incentive Bonus. Executive shall be eligible to participate in Company’s annual Incentive Bonus Plan with a bonus potential of 100% of Base Salary at 100% target attainment (the “Bonus Potential”) pursuant to the terms, conditions and limitations set forth therein and subject to achievement of performance criteria and satisfaction of terms established by the Compensation Committee after consultation with Executive. Any annual incentive bonus shall be paid to Executive at the same time as incentive awards for such fiscal year are paid to other executives of the Company, subject to any delay required by Section 409A of the Internal Revenue Code to avoid adverse tax consequences.
2. Revise Section 5(b) to read as follows:
(b) For purposes of this Agreement, “Restrictive Period” shall mean: (A) 24 consecutive months from and after the date of termination of Executive’s employment if Executive’s employment is terminated for a reason other than a reason set forth in Section 10(a) below, and (B) 24 consecutive months from and after the date of termination of Executive’s employment if Executive’s employment is terminated for a reason set forth in Section 10(a) below.

3. Revise Section 4(c) to read as follows:
(c) Stock Options. To the extent that Company has or may grant Executive options to purchase shares of Company common stock (“Options”), the vesting schedule, including without limitation, any acceleration upon change-in-control, and all other terms, conditions and limitations of such Options will be those set forth in the stock option plan pursuant to which such Options were granted, Option grant notices, and Option agreements approved by the Board of Directors and entered into by Executive.
4. Revise Section 10(a) to read as follows:
(a) If Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason, the Company shall, in addition to paying Executive his then current base salary earned through the Termination Date and subject to the conditions set forth in Section 10(g), pay to Executive:
(i)
the equivalent of twenty-four (24) months of Executive’s annual Base Salary as in effect immediately prior to the Termination Date, payable on the same basis and at the same time as previously paid, commencing on the first regularly scheduled pay date following the effective date of the release mentioned in Section 10(g);

(ii)	a lump sum amount equal to two times Executive’s Bonus Potential;

(iii)	annual bonus for the year during which termination occurs, pro-rated for time and performance as judged by the Chairman of the Compensation Committee of the Company’s Board of Directors; and

(iv)
(A) if Executive elects to continue for himself and his eligible dependents health insurance coverage following the Termination Date, pay the employer’s share of such coverage, at the same level of coverage that was in effect as of the Termination Date, for a period of 24 consecutive months after the Termination Date or until Executive has become eligible for health coverage through another employer, which ever occurs first; or (B) if as of the Termination Date, Executive has, pursuant to the last sentence of Section 4(e) above, waived coverage for himself and his dependents under the Company’s group health plan, pay to Executive the employer’s share of the premiums for the coverage that he waived for 24 consecutive months after the Termination Date or until Executive has become eligible for health coverage through another employer, which ever occurs first.

Executive hereby agrees to promptly notify Company if Executive becomes eligible to be covered by group health insurance.
Except as set forth above, the Agreement continues in full force and effect according to its terms.
If you have any questions, please do not hesitate to call me at your earliest convenience.

StarTek, Inc.

By:	/s/ Albert Yates

Albert Yates, Chairman
Compensation Committee
Board of Directors
I have read this proposal and I understand and I accept its terms.

A. Laurence Jones

A. Laurence Jones

Date: 5/23/08